Exhibit 99.1

Contacts:
Company:	Investor Relations:	Media:
Rick Ono	Moriah Shilton	Todd Barrish
Telanetix, Inc	Lippert/Heilshorn & Associates	Dukas PR
(858)362-2250	(415) 433-3777	(212) 704-7385
rick@telanetix.com	mshilton@lhai.com	todd@dukaspr.com

TELANETIX ACQUIRES ACCESSLINE COMMUNICATIONS

-DRIVES RECURRING REVENUE FROM SMBs-

San Diego, CA. September 18, 2007 — Telanetix, Inc. (OTCBB:TNXI), a leading developer of telepresence solutions, closed the $34.9 million acquisition, previously announced on September 4, of AccessLine Communications, an award winning provider of hosted VoIP services.

“Telanetix and AccessLine both deliver best-of-breed software-based communication solutions via internet protocol (IP), and together will offer an impressive portfolio of products and services on a common technology platform,” stated Tom Szabo, Telanetix Chairman and CEO. “We have a unique opportunity to efficiently and economically provide comprehensive communication solutions for small and medium sized companies and departments within large organizations, and immediately gain access to early adopter customers that have already taken the first of step of utilizing their IP connections for applications other than internet access.”

“AccessLine has a large customer and reseller base that complements our market strategy nicely and offers us immediate recurring revenue,” continued Szabo. “Our first action will be to cross train our sales staff and to educate AccessLine customers of the benefits of our low-cost telepresence offering available over their existing IP connections. Additionally, our capital position enables our combined business to leverage AccessLine’s marketing plans and capitalize on the explosive growth of the hosted VoIP market.”

AccessLine, formerly a privately held company will be accounted for as a wholly owned subsidiary. AccessLine provides hosted VoIP services for the business market nationwide and has over 100,000 VoIP users nationwide. AccessLine’s gross revenues for the fiscal year ended December 31, 2006 and the six-month period ended June 30, 2007 were $24.3 million and $12.5 million, respectively. Management anticipates the AccessLine business will contribute monthly revenues of approximately $2 million per month through 2007 and expects the combined entity will approach EBITDA breakeven in the fourth quarter of 2007.

“This transaction creates product diversification and infuses capital into our VoIP business,” stated Doug Johnson, former AccessLine President and CEO and now Telanetix President, AccessLine Division. “Our combined team is well positioned to provide a superior set of unified communications solutions - voice, data and video - simultaneously over ubiquitous IP networks. We are very excited about the new opportunities.”

About Telanetix, Inc.

Telanetix, Inc. has developed a unique technology which creates a fully immersive and interactive environment that integrates audio, video, and data from multiple locations into a single environment regardless of geographic boundaries. The company’s Digital PresenceTM Technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second which is so profoundly real that users feel as if they are all present in the same room. Using Telanetix developed Codecs and advanced MPEG-4 compression on a Linux platform, the Company has effectively replaced the central videoconferencing bridge of legacy systems with high quality decentralized IP multicasting which provides speed and resolution which is significantly greater than those found in most existing technologies. Additional information is available at the Telanetix corporate website at www.telanetix.com.

About AccessLine Communications

AccessLine Communications provides hosted VoIP services for the business market nationwide. The company’s turnkey business phone service is easy to implement, cost effective, and delivers a complete range of powerful features. With a customer base of more than 100,000 business users, AccessLine provides unprecedented application quality, functionality and customer support. AccessLine recently won the “Product of the Year” award from Internet Telephony Magazine, the “Pulver100” Award for top VoIP growth companies and the “Red Herring 100” award for the best 100 private companies in America. AccessLine partners with both agents and resellers to rapidly enter the voice market. For more information, please visit www.accessline.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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